                                   EXHIBIT 12

                CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth the Company's consolidated ratios of earnings to fixed charges for the periods as shown.

                                                   1999          1998          1997          1996          1995
                                              ------------  ------------  ------------  ------------  ------------
Net Earnings                                  $ 35,311,517  $ 32,441,198  $ 30,384,643  $ 19,839,374  $ 12,707,271

Fixed Charges:
    Interest on Indebtedness                    21,864,179    13,444,646    11,477,929     7,206,291     3,834,388
    Amortization of Discount Relating to
      Indebtedness                                  55,758        15,244                     -             -
    Amortization of Treasury Lock Gain            (245,388)                    -             -             -
    Amortization of Deferred Charges               723,310       710,491       825,014       748,638       322,176
                                              ------------  ------------  ------------  ------------  ------------
                                                22,397,859    14,170,381    12,302,943     7,954,929     4,156,564
                                              ------------  ------------  ------------  ------------  ------------
Net Earnings Before Fixed Charges             $ 57,709,376  $ 46,611,579  $ 42,687,586  $ 27,794,303  $ 16,863,835
                                              ============  ============  ============  ============  ============

Divided by Fixed Charges
    Fixed Charges                             $ 22,397,859  $ 14,170,381  $ 12,302,943  $  7,954,929  $  4,156,564
    Capitalized and Deferred Interest            1,111,165     1,111,615       133,202      -             -
                                              ------------  ------------  ------------  ------------  ------------
                                              $ 23,509,024  $ 15,281,996  $ 12,436,145  $  7,954,929  $  4,156,564
                                              ============  ============  ============  ============  ============

Ratio of Net Earnings to Fixed Charges                2.45          3.05          3.43          3.49          4.06
                                              ============  ============  ============  ============  ============



Advisor Acquisition Costs                     $  9,824,172  $  5,501,343  $    -         $   -        $    -
                                              ============  ============  ============  ============  ============

Net Earnings After Advisor Acquisition
    Costs and Fixed Charges  (1)              $ 67,533,548  $ 52,112,922  $ 42,687,586  $ 27,794,303  $ 16,863,835
                                              ============  ============  ============  ============  ============

Ratio of Net Earnings After Advisor
    Acquisition Costs to Fixed Charges  (1)           2.87          3.41          3.43          3.49          4.06
                                              ============  ============  ============  ============  ============

 (1)The Company's revolving line of credit and notes payable covenants provide for fixed charge coverage ratio to be calculated before Advisor Acquisiton Costs.